Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions marked by [**] have been separately filed with the Commission.

             AMENDED AND RESTATED DISTRIBUTION AND LICENSE AGREEMENT

                          Dated as of November 30, 1992

     The parties to this Agreement are Bollore Technologies, S.A., a corporation organized under the laws of the Republic of France ("Bollore"), and North Atlantic Trading Company, Inc., a Delaware corporation (the "Distributor").

                                    PREAMBLE

     WHEREAS, pursuant to a Consent Agreement, dated November 30, 1992, among Bollore, the Distributor, United States Tobacco Company ("USTC") and certain of USTC's affiliates (the "Consent Agreement"), Bollore has consented to the transfer and assignment to the Distributor of USTC's rights and interests in, to and under the Bollore Documents, other than the Manufacturing Rights (as those terms are defined in the Consent Agreement) contingent upon the consummation of the transactions contemplated by the Asset Purchase Agreement, dated November 25, 1992, among the Distributor, USTC and certain of USTC's affiliates (the "Asset Purchase Agreement") and provided that the Bollore Documents are immediately amended and restated pursuant to this Agreement; and

     WHEREAS, the parties desire to restate, amend and supersede the Bollore Documents in their entirety as herein provided;

     NOW, THEREFORE, the parties hereby agree, for good and valuable consideration, to restate, amend and supersede the Bollore Documents in their entirety as follows:

     1.   Distribution Rights.

     (a) On the terms and subject to the conditions of this Agreement, Bollore hereby grants to the Distributor for the term of this Agreement (as defined in Section 6) the exclusive right to purchase the cigarette paper booklets sold under the trademark "ZIG-ZAG" listed on Schedule A (the "Products") from Bollore for resale in the fifty United States and the District of Columbia and its territories, possessions and foreign military bases (the "Territory"). During the term of this Agreement, Bollore shall not sell the Products to any person or company in the Territory other than the Distributor and, except as expressly otherwise provided in this Agreement, Bollore shall sell to the Distributor the quantities of the Products required by the Distributor.


     (b) The Distributor accepts the grant of such right and shall use its best efforts throughout the term of this Agreement to promote and sell the Products within and throughout the Territory. Except as expressly provided otherwise in this Agreement, the Distributor shall purchase all of its requirements of Products exclusively from Bollore.

     The Distributor shall have the sole right to determine the prices at and the terms upon which the Distributor shall sell the Products within the Territory and to determine the wholesalers and subdistributors and other customers to whom it sells the Products, provided, to the best of the Distributor's knowledge, all such parties use or resell the Products solely within the Territory.

     During the term of this Agreement, the Distributor shall not sell the Products outside the Territory (other than pursuant to, and in accordance with the terms of, a written agreement with Bollore) and shall not knowingly sell the Products to any party who, directly or indirectly, resells or distributes such Products outside, or sells to a third party for resale or distribution outside, the Territory, and shall immediately cease selling to any such party upon becoming aware of such party's sales outside the Territory. Bollore may select
(a) other distributors for the Products in other territories, and (b) other distributors for any products not using the Marks (as defined in Section 9) in the Territory.

     (c) The relationship between the parties is that of vendor and purchaser (rather than principal and agent, employer and employee, partners or joint venturers) and, accordingly, the Distributor is not empowered hereunder or otherwise (i) to act for or to bind Bollore, (ii) to accept service of process on behalf of Bollore in the Territory or (iii) to make any express or implied representation or warranty on behalf of Bollore; provided, however, that the Distributor may describe and represent itself as the exclusive distributor of the Products in the Territory.

     (d) The Distributor shall provide Bollore with information relating to unit sales volume and inventory of the Products in the Territory on at least a monthly basis consistent with past practices between Bollore and USTC and its affiliates.

     (e) The Distributor shall be solely responsible for securing all required import licenses, governmental approvals, permits and authorizations necessary for the importation and sale of the Products in the Territory; provided, however, that Bollore shall use its reasonable best efforts (at the Distributor's expense) to cooperate with the Distributor in securing such licenses, approvals, permits and authorizations. Bollore shall, at its own expense, supply any technical data and samples required in connection with necessary governmental registration of Products in the Territory; provided, however that the Distributor shall use such technical data and any other proprietary information obtained from Bollore solely for the purpose of obtaining such registration. Bollore shall be solely responsible for securing all required export licenses, governmental approvals, permits and authorizations necessary for the exportation of the Products from the country of manufacture; provided, however, that the Distributor shall use its reasonable best efforts (at Bollore's expense) to cooperate with Bollore in securing such licenses, approvals, permits and authorizations. The Distributor shall, at its own expense, supply such information and data as may be required in connection with obtaining any of the foregoing.

     2. Warranties; Product Defects.

     Bollore shall ship and deliver all Products in saleable condition, and Bollore represents and warrants that all Products are merchantable, but makes no other representation or warranty express or implied regarding the condition of the Products. The Distributor is not authorized to extend or modify any warranty or guaranty on behalf of Bollore. All Products received by the Distributor will be inspected promptly upon receipt for damage, but in no event later than 15 days after receipt. If any Products are materially damaged, defective and not usable or saleable in the ordinary course of the Distributor's business ("Defective Products"), then the Distributor's sole and exclusive remedy (subject to the fourth paragraph of this Section 2) shall be rejection of the Defective Products with a right to a refund of the payment for such Defective Products if they have been paid for (as provided below) and without obligation to pay for such rejected portion if they have not been paid for. Except as provided below, if Bollore does not receive a written rejection from the Distributor of a shipment, or part thereof, within 15 days after delivery of such shipment, the Distributor shall be deemed irrevocably to have accepted such shipment. If the Distributor timely notifies Bollore that it rejects all or part of a shipment, Bollore, at its sole expense, shall have 30 days after receipt of such notice (a) to cure any defect by providing substitute Products or causing the Defective Products to meet its customary quality standards, or (b) to provide a credit to the Distributor for the amount due Bollore for such Defective Products or refund such amount if previously paid. Bollore shall supply either a return authorization number and return shipping instructions or instructions to destroy the Defective Products and shall ship replacement merchandise as soon as possible.

     Nothing herein shall prevent the Distributor from returning to Bollore for refund of the purchase price paid therefor any Product found to be manufactured defectively which is discovered by the Distributor subsequent to such inspection for damage.

     Notwithstanding the foregoing, if Bollore disputes the Distributor's claim that any Product does not meet Bollore's customary quality standards or is otherwise a Defective Product, the parties shall cooperate in good faith to settle the dispute amicably. If they fail to agree, the parties shall submit samples of the Product to a mutually agreed upon independent laboratory or industry expert (which or who has no prior dealings and is unaffiliated with either party) (an "Independent Evaluator") for testing and such Independent Evaluator's determination shall be final and binding. If the parties fail to agree upon an Independent Evaluator within 10 days, each party shall select an Independent Evaluator and the two appointed Independent Evaluators shall agree upon a third Independent Evaluator, whose determination shall be final and binding. The losing party shall pay the costs of submitting the samples and testing by the Independent Evaluator.

     Except for the remedies set forth in this Section, Bollore shall not be liable to the Distributor or any other party by reason of supplying defective or otherwise non-conforming Product; except that nothing herein shall affect Bollore's liability, if any, as a matter of law, to third parties for defective product nor Bollore's liability to the Distributor arising from third party claims relating to defective Product, but Bollore shall have no liability to the Distributor for damages to Distributor arising from lost profits or lost opportunities of the Distributor.

     To the extent requested by the Distributor, Bollore shall modify the Products to the extent reasonably necessary to comply with applicable laws in the Territory; provided, however, that if such modification increases Bollore's costs, the parties shall negotiate in good faith for 30 days for a mutually agreed upon purchase price adjustment to reflect such additional costs. If after such 30 day period the parties, acting in good faith, have been unable to agree, the parties shall submit the dispute to binding arbitration in accordance with
Section 14(d); provided, however, that during such 30 day period and/or arbitration, the previously established prices shall apply to all transactions and corresponding payment schedules of Bollore and the Distributor. Notwithstanding the proviso contained in the previous sentence, if after such 30 day period and/or arbitration a new price is established, such new price shall apply retroactively to the parties and the Distributor shall pay, within 10 business days of the final determination of the new price, to Bollore, the amount equal to the difference between the amount that would have been paid over such period if the new price had been in effect and the amount that was actually paid.

     3. Terms of Sales.

     (a) The Distributor shall pay Bollore in French Francs the full invoiced price for purchases of the Product, without any set-offs, withholdings or deductions of any kind (other than amounts payable with respect to a specific invoice, the payment of which the Distributor disputes in good faith because of

Defective Products covered by such invoice or an error in such invoice), not later than 45 days after the date of issuance of the bill of lading or, in the case of shipments of Products from the bonded warehouse pursuant to section 3(f) below, no later than 30 days after the date such Products are released from the warehouse. Such payments shall be made by wire transfer of immediately available funds to Bollore's [**], or such other account as Bollore may designate from time to time. The Distributor shall be responsible for paying [**]. Bollore shall be responsible for [**].

     (b) The prices to be charged by Bollore to the Distributor for the Products shall initially be the prices set forth in Schedule A, which shall remain in effect until December 31, 1993. From January 1, 1994 through December 31, 1994, the prices shall increase by [**].

     (c) Until December 31, 1998, the following adjustment shall be made to Product prices to account for material currency fluctuations: if the average rate of exchange (averaging the bid and the asked rates), as quoted by the reference banks of Credit Lyonnais (Paris), Chemical Bank (New York City) and Banque Nationale de Paris (Paris) (the "Average Exchange Number") during the calendar month immediately preceding the date of any invoice is less than [**], the price for such Products shall be adjusted to be equal to the current Product price pursuant to this Agreement, multiplied by a fraction, the numerator of which is the Average Exchange Number and the denominator of which is [**].

     (d) In order to assure each of the parties commercially reasonable profits in light of inflationary trends and currency translation factors, 120 days prior to December 31, 1998 and each fifth-year anniversary of that date, the parties shall enter into good faith negotiations to agree on an index and a currency adjustment formula to replace those set forth in subparagraphs (b) and (c) above (the "Price Negotiation Period"). If after the Price Negotiation Period the parties, acting in good faith, have been unable to agree, the parties agree to submit the dispute to binding arbitration in accordance with Section 14(d); provided, however, that during such Price Negotiation Period and/or arbitration, the previously established and applicable indices and adjustment formulae shall apply to all transactions and corresponding payment schedules of Bollore and the Distributor. Notwithstanding the proviso contained in the previous sentence, if after such Price Negotiation Period and/or arbitration a new price is established, such new price shall apply retroactively to the parties and the appropriate party shall pay, within 10 business days of the final determination of the new price, to the party in whose favor a price adjustment is made, the amount equal to the difference between the amount that would have been paid over such period if the new price had been in effect and the amount that was actually paid.

     (e) All terms of sale shall be [**]. Ninety days prior to the beginning of each calendar year, the Distributor shall deliver to Bollore a Product purchase forecast on a quarter-by-quarter basis, anticipating its purchase requirements for each Product during the next year (other than the forecast for the first full calendar year, which shall be delivered 15 days prior to the beginning of that year). Purchases of Products shall be made by purchase orders on a quarterly basis, with a firm purchase order to be delivered to Bollore at least 90 days prior to the beginning of each calendar quarter. The Distributor's order for the first quarter is as listed on Schedule B. Bollore shall not be required to deliver to the Distributor more than [**], of the Distributor's forecasted annual purchase requirements and Bollore shall in no event be required to ship Products to the Distributor if such shipment is not fully covered by the Letter of Credit referred to in
Section 3(h) or if the Distributor fails to make payment as provided in the second sentence of Section 6(c).

     (f) Within six months from the date of this Agreement, Bollore shall establish, and from that date on maintain, [**] (the "Supply Amount") of Products at a bonded warehouse in the United States. In the event that it is necessary to supply the Distributor from such warehouse, the Distributor shall be invoiced for the Products pursuant to this Agreement and shall be responsible for paying all duties and taxes. Both parties shall cooperate to facilitate the release of Products from such warehouse. For the calendar years 1993 and 1994, the Supply Amount shall be deemed to be [**] of the varieties selected by the Distributor no later than 30 days after the Effective Date of this Agreement (as defined in Section 14(e)); thereafter, Bollore will (at the beginning of each calendar year) compute a new Supply Amount based on the average monthly purchases made during the immediately preceding calendar year.

     (g) Notwithstanding anything to the contrary in this Agreement, if at any time the price received by Bollore under this Agreement for Products fails to cover Bollore's costs (e.g., manufacturing, transportation, taxes, warehousing and the like) for such Products, Bollore may give notice to the Distributor to such effect, and thereby implement this Section (the "Adjustment Notice"), in which event the parties shall promptly negotiate in good faith to determine if they can agree on an adjustment to the price being charged under this Agreement mutually acceptable to the parties. If the parties fail to reach an agreement within 90 days of the delivery of the Adjustment Notice, the Distributor shall have the right, subject to the conditions below, to contract with an alternate supplier reasonably acceptable to

Bollore ("Alternate Supplier") to manufacture and supply the Products to the Distributor, in which event Bollore shall, pursuant to Section 9(a), be deemed to have granted a royalty-free license to the Distributor to permit such manufacture of the Products by the Alternate Supplier for the sole account of the Distributor for such period as the Distributor shall be entitled to purchase from such Alternate Supplier in accordance with this Agreement.

     During the 90-day period following the delivery of the Adjustment Notice, and for up to an additional 6 months thereafter, if no agreement on a price adjustment has been reached, Bollore shall continue to supply the Distributor under this Agreement to enable the Distributor to retain an Alternate Supplier. After such additional 6-month period, or at such earlier date as an Alternate Supplier shall have commenced supplying Products to the Distributor, Bollore may cease supplying the Distributor hereunder, with no further liability to the Distributor to supply the Distributor with Products under this Agreement or to pay a Price Differential Payment as referred to in Section 10(a) (unless Bollore shall elect to continue supplying the Distributor pursuant to the provisions of this Section as set forth below).

     The parties' rights under this Section shall be subject to the following:

          (i) The Distributor shall give Bollore not less than 30 days prior notice of the identity of, and the terms offered by, the Alternate Supplier, and Bollore shall have the right, exercisable by notice given within such 30-day period, to agree to supply the Distributor under this Agreement for the same price terms offered by the Alternate Supplier, in which event the Distributor shall not retain the Alternate Supplier, and Bollore shall continue to exclusively supply the Distributor under this Agreement, but on such price terms (the "Match Right") until the next Price Negotiation Period;

          (ii) Pursuant only to the terms of this Section 3(g), the Distributor shall notify Bollore of any change in price terms (not the result of changes due to the automatic operation of a specific price formula which was part of the original price terms) by the Alternate Supplier within 5 business days of the Distributor being notified thereof, and Bollore shall have a Match Right for 5 business days following receipt of such notice in connection therewith;

          (iii) If the Distributor is being supplied by an Alternate Supplier pursuant to this Section, Bollore shall have the right, prior to or during any subsequent Price Negotiation Period, to notify the Distributor that it intends to commence shipping Product hereunder again (as of either (x) the date such Price Negotiation Period commences or (y) the date final agreement is reached or an arbitration award is issued with respect to prices under Section 3(d)) and to exercise its right to negotiation and, if necessary, arbitrate a new price structure pursuant to Section 3(d) above, in which event, thereafter Bollore shall supply, and the Distributor shall purchase, Products in accordance with the prices in effect pursuant to the terms of this Agreement, adjusted as may be required by such arbitration award or agreement as provided in Section 3(d), subject to the right of Bollore to give an Adjustment Notice under this Section again at a later time; and

          (iv) Any agreement between the Distributor and an Alternate Supplier shall not contain provisions which prevent the Distributor from complying with this Section.

     (h) No later than the Effective Date of this Agreement, the Distributor shall establish and deliver to Bollore an irrevocable, unconditional, demand letter of credit, which shall expire no earlier than sixty days after the second anniversary of the Effective Date of this Agreement, in form and substance reasonably satisfactory to Bollore, drawn on a bank reasonably satisfactory to Bollore, and in the amount of FF 16,000,000 (which, together with any other supplemental or replacement letters of credit of any amount, herein called the "Letter of Credit"). It is the intent of the parties that the Letter of Credit will secure payments to be made by the Distributor for shipments of Products pursuant to this Agreement as provided in Section 6(c). Therefore, in the event that the Distributor does not pay Bollore in accordance with Section 3(a) above within 15 days of the due date thereof, Bollore may draw on the Letter of Credit to the extent of such unpaid invoiced amount as provided in Section 6(c) below.

     After the second anniversary of the Effective Date, if Bollore requires a Letter of Credit from the Distributor, Bollore shall bear 50% of the bank fees (exclusive of legal costs) imposed on the Distributor by the bank for issuance of such letter of credit, it being understood that Bollore may not require a Letter of Credit in excess of 16,000,000 FF. The Distributor may, at any time, arrange for a letter of credit in an amount greater than the amount required by Bollore, provided the Distributor shall bear all costs and fees associated with such greater amount.

     Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any limitation in this Agreement on the amount of the Letter of Credit Bollore may require Distributor to provide, in no event shall Bollore be required to ship any Products ordered by the Distributor if the amount then outstanding under the Letter of Credit is less than the aggregate of all unpaid invoices then currently outstanding (including invoiced amounts that may be in dispute) plus the invoice amount of the purchase order to be shipped, unless Bollore waives in writing the requirement of a Letter of Credit, which Bollore may do from time to time for specific shipments or specific time periods.

     4. Advertising and Promotion.

     (a) The Distributor shall submit to Bollore all written materials to be used in advertising, promotional and marketing campaigns (all of which shall be prepared in accordance with Section 9), for approval by Bollore, which approval shall not be unreasonably withheld. If notice of disapproval shall not have been given within 15 business days after receipt of such copy by Bollore, approval shall be deemed granted. Notice of disapproval, if any, shall specify the reasons for said disapproval.

     (b) The Distributor shall comply in all material respects with all laws and regulations of all jurisdictions, relative to its sales activities.

     5. Exclusivity and Non-Competition.

     (a) During the Term of this Agreement and for a period of five years after termination of this Agreement, the Distributor shall not directly or indirectly, manufacture, sell, distribute or otherwise deal in or be associated with promotion in the Territory of cigarette paper or cigarette paper booklets ("Competitive Products") (including, but not limited to, owning an interest in any company, partnership or other entity which directly or indirectly manufactures, sells or distributes Competitive Products) except for (i) the distribution and sale of such products produced by Bollore or by an Alternate Supplier or by the Distributor as permitted by Sections 3(g), 10(a) and 10(b);
(ii) ownership of no more than 2% of the issued and outstanding stock of a company whose securities are publicly traded on a national securities exchange or an over-the-counter or similar public market; and (iii) the distribution and sale of products manufactured by USTC with Bollore's consent pursuant to the Consent Agreement. In addition, during the term of this Agreement and for a period of five years after termination of this Agreement, the Distributor shall cause its subsidiaries and affiliates (which for purposes of this Agreement shall be deemed to include any Parent of the Distributor and the Original Stockholders and Permitted Transferees (as such terms are defined in section 11)) (collectively, the "Non-Compete Party") to comply with the provisions of this Section.

     (b) During the term of this Agreement, the Distributor shall not permit any individual to serve as a director of the Distributor or its subsidiaries and affiliates if such individual is an officer, director or employee of a corporation, partnership or other entity which directly or indirectly manufactures, sells, distributes or promotes Competitive Products.

     (c) The Distributor acknowledges that there may be no adequate remedy at law, and that money damages may not be an adequate remedy for a breach of this Section. Therefore, the Distributor agrees that Bollore shall have the right, in addition to its rights under Section 6(b)(iv) and any other rights it may have, to injunctive relief and specific performance in the event of the Distributor's breach of this Section 5. This remedy shall be cumulative and shall in no way limit any other remedy Bollore may have at law, in equity or under this Agreement.

     6. Term.

     (a) The term of this Agreement shall commence on the Effective Date of this Agreement and shall continue until the twentieth anniversary date of this Agreement; whereupon this Agreement shall automatically renew thereafter for successive twenty-year periods unless such initial term or renewal period is earlier terminated in accordance with subparagraphs (b) or (c) below.

     (b) Notwithstanding the foregoing, this Agreement shall terminate upon written notice by the party indicated below as follows:

          (i) (A) at the option of either party, if (x) there shall be filed by the other party a petition under any reorganization, bankruptcy, insolvency or similar statute, or if such party shall make an assignment for the benefit of creditors or if such party is being liquidated or dissolved, (y) there shall be filed against the other party any petition specified in clause (x) or such other party shall be adjudged a bankrupt or shall be subject to an order of bankruptcy or if a receiver, trustee or custodian is appointed, which results in the entry of an order of relief or if any or substantially all of its assets are attached and any such petition, adjudication, order or attachment remains undismissed, undischarged or unbonded for a period of sixty days or
     (B) at the option of the Distributor if the equivalent to the foregoing shall occur under the laws of any foreign jurisdiction with respect to Bollore; or

          (ii) at the option of Bollore, if the Distributor shall fail to purchase and pay for in any calendar year a minimum of [**] booklets of the Products for resale in the Territory, upon notice given within 120 days of the end of such calendar year; or

          (iii) at the option of Bollore, if there shall be a wilful material breach by the Distributor of the terms of Section 4(a); Section 8; or Sections 9(b), 9(c) or 9(d); and at the option of Bollore, if the Distributor shall fail to comply in any material respect with the terms of any final award granted by arbitrators pursuant to Section 14(d); in each case where such breach or noncompliance under this Subsection (iii) shall not be cured within 60 days after notice thereof.

          (iv) at the option of Bollore, immediately upon notice by Bollore if:
     (A) either the Distributor or any Non-Compete Party violates the terms of
     Section 5(a) or 5(b); (B) any violation shall occur under Section 11(b);
     (C) an assignment, delegation or sublicense by the Distributor shall occur in violation of Section 14(a); or (D) the Distributor shall violate in any material respect the second sentence of the first paragraph or the first sentence of the third paragraph of Section 1(b); provided, however, that if there shall have occurred, without the knowledge of Distributor, a violation under (A) or (B) by a party other than Distributor, the Distributor shall have a period of 10 days from the date it first has knowledge of such violation to cure, or cause to be cured, such violation, provided it shall promptly notify Bollore in writing that such violation has occurred and the manner in which it has been cured.

     (c) In the event the Distributor fails to make payment of any amount when due under this Agreement, and such failure continues for more than 15 days from the due date thereof, from and after such 15th day, (i) all amounts unpaid shall bear interest from such 15th day to the date of payment at a rate equal to the sum of
(A) the "prime rate" as announced by Chemical Bank, N.A. (New York City) from time to time as set forth in the Wall Street Journal which rate shall change when and if such "prime rate" shall change, plus (B) 2%; and, (ii) Bollore shall be entitled to draw upon the Letter of Credit, if any, in an amount up to the lesser of the amount due or the principal amount remaining under the Letter of Credit at any time by presenting a copy of a demand notice to the issuer of the Letter of Credit (the "Draw Down"). If any amount (including any interest payable hereunder) shall continue to remain outstanding after the Draw Down on the Letter of Credit or, if there shall be no Letter of Credit as contemplated by Section 3(h), any amount shall remain outstanding after 15 days from the due date thereof, Bollore may, by written notice to the Distributor, terminate this Agreement effective on a date specified in such notice, which date shall be not less than 120 days from the original due date of the amount which has not been paid, unless payment of such amount (together with accrued interest) is made prior to the close of business on the business day immediately preceding the termination date specified in the notice in which case such termination notice shall not be effective. Notwithstanding the foregoing, in the event that the Distributor (i) in the case of payment for Product, disputes in good faith any amounts due and owing for product delivered as a result of a claim such product was defective or damaged or there was invoice error or (ii) disputes in good faith any other amounts claimed by Bollore to be due under this Agreement, Bollore shall not have the right to terminate the Agreement as a result of non-payment of the disputed amount unless the Distributor continues to fail to pay the amount due after the dispute is resolved.

     (d) After the end of the term of this Agreement, Bollore and any persons designated by it shall be free to deal with all customers of the Distributor within and throughout the Territory and may appoint, accept orders from, and deliver Products to, one or more new distributors in the Territory, without incurring any liability or obligation to the Distributor. Bollore shall have the right by written notice to the Distributor within 30 days after the termination, but not the obligation, to purchase from the Distributor all remaining undamaged inventories of the Products then owned by the Distributor at the Distributor's cost for such inventory. If Bollore elects not to purchase such inventory, the Distributor shall have 90 days to sell any inventory in its possession, which sale shall be consistent with the terms of this Agreement. Thereafter, the Distributor shall not sell any Products or make any use of the

Marks (as defined in Section 9) without Bollore's prior written consent.

     (e) All rights of termination under subparagraphs (b) and (c) shall be in addition to all other rights and remedies available at law or under this Agreement.

     7. Purchase of Equipment.

     No later than six months after the Closing under the Asset Purchase Agreement, Bollore shall purchase, and the Distributor shall sell, certain of the Distributor's manufacturing equipment listed on Schedule C (the "Equipment") in accordance with the purchase schedule attached as Schedule D. The Distributor represents, warrants and covenants to Bollore that if the Closing shall occur
(a) at the Closing, the Distributor shall be the sole owner of the Equipment,

free and clear of any and all liens, pledges, security interests, options, encumbrances, charges, agreements or claims of any kind whatsoever, (b) at the Closing, the Equipment shall be in the same condition as the Distributor received it from USTC, (c) the Distributor shall acquire from USTC all of the operating equipment previously used by USTC in the manufacture of cigarette paper booklets (except for equipment which has been destroyed) and all such equipment shall be included in the Equipment being conveyed to Bollore and (d) the Distributor shall deliver a bill of sale to Bollore, in form and substance reasonably satisfactory to Bollore conveying title to the Equipment in its then current condition. The purchase price for the Equipment shall be 2,000,000 Product booklets as indicated on Schedule D and to be delivered in accordance with the schedule set forth on Schedule D. Bollore shall pay for the cost of removal, crating, freighting, insuring and transporting the Equipment to its own facilities. Bollore shall have no responsibility for repairs and clean-up to the premises from which the Equipment is removed.

     8. Insurance.

     If the Distributor plans to distribute promotional products in addition to the Products, the Distributor shall either (i) increase its insurance prior to the distribution of such promotional products to cover any possible additional liability related to the distribution of such new products or (ii) cause the third party manufacturer of such promotional products to name Bollore as an additional insured under its insurance policy.

     If during the term of this Agreement the Distributor elects, pursuant to Sections 3(g), 10(a) or 10(b), to select a substitute third-party manufacturer for the Products, the Distributor agrees to cause such third-party manufacturer, at its own cost and expense, (i) to obtain general and product liability insurance, in commercially reasonable amounts, and (ii) to name Bollore as an additional insured under such insurance policies. In the event the Distributor chooses to manufacture the Products itself during the term hereof (in lieu of selecting a third party manufacturer), prior to the commencement of such manufacture, the Distributor shall obtain, at its own cost and expense, general and product liability insurance in commercially reasonable amounts and shall name Bollore as an additional insured under such insurance policies; provided, however, the above shall not apply to any production prior to the Effective Date of this Agreement by any third-party manufacturers for USTC of any ancillary or promotional products. Pursuant to the terms of this Section 8, the Distributor shall promptly provide Bollore with, and cause its third-party manufacturers to provide promptly to Bollore, certificates evidencing the foregoing. Such insurance shall provide that it may not be cancelled or modified without at least 30 days' prior written notice to Bollore and that the issuer waives all rights of subrogation against any insured party thereunder. All insurance under this Section shall be in such commercially reasonable amounts and cover such commercially reasonable risks as Bollore deems reasonably appropriate.

     9. Trademark License.

     (a) License. Subject to the terms and conditions hereinafter set forth,

Bollore hereby grants the Distributor an exclusive, royalty-free license to use the marks "ZIG-ZAG" and the head design (as set forth on Schedule E) (the "Marks") in the Territory in connection with the promotion of the Products for the term of this Agreement. In the event that the Distributor is permitted to use third party manufacturers for the Products or manufacture the Products itself under the provisions of Sections 3(g), 10(a) or 10(b), then such license shall automatically be deemed granted, as an exclusive, royalty-free license to use the Marks in the Territory to manufacture or permit others to manufacture the Products for the Distributor's account as provided in such sections and subject at all times to the terms and restrictions set forth below (including, without limitation, the quality control and notice provisions). Such license shall automatically terminate when Bollore resumes supplying the Distributor pursuant to Section 3(g) or 10(a), or if this Agreement shall terminate.

     (b) Ownership and Use of Marks. Bollore hereby acknowledges that, as between the parties, the Distributor has acquired from USTC the U.S. registrations and pending applications set forth on Schedule F hereto for the mark "ZIG-ZAG" in the United States in the forms set forth in those registrations for use in connection with tobacco in tubular or non-tubular form consisting of cigarettes, cigars, smoking tobacco, chewing tobacco, roll-your-own cigarette tobacco and snuff (collectively, "Tobacco Products") (such marks are herein referred to as the "Tobacco Marks") and that the Distributor is the sole owner of the Tobacco Marks for use in the United States in connection with Tobacco Products and the goodwill pertaining thereto and that all goodwill and improved reputation generated by the Distributor's use of the Tobacco Marks on the Tobacco Products shall inure to the benefit of the Distributor with respect to such Tobacco Products. Bollore agrees that it will not contest the Distributor's ownership of the Tobacco Marks or the validity of the registration of the Tobacco Marks nor take any action in derogation of the Distributor's rights in the Tobacco Marks.

     The Distributor hereby acknowledges that, as between the parties, Bollore is the sole owner of the Marks and all variations thereof, for all uses (other than in connection with the Tobacco Products) and the good will pertaining thereto and that nothing contained in this Agreement shall constitute an assignment of the Marks or grant to the Distributor any right, title or interest therein, except the right to use them as set forth in this Agreement. The Distributor agrees that it will not contest Bollore's ownership of and rights in the Marks or the validity of the registration of the Marks nor take any action in derogation of Bollore's rights in the Marks and that all goodwill and improved reputation generated by the Distributor's use of the Marks shall inure to the benefit of Bollore. Bollore hereby acknowledges and approves of the license agreements to be assigned to the Distributor by USTC pursuant to the Asset Purchase Agreement listed on Schedule G hereto for ancillary and promotional products and the Distributor hereby acknowledges that Bollore is the sole and exclusive owner of the trademarks sub- licensed under such agreements (with respect to all uses other than on Tobacco Products) and shall cooperate with Bollore in obtaining registrations of the Marks in the categories referred to in such license agreements. The Distributor shall at any time execute any documents and provide specimens of use, at its own expense, as required by Bollore to confirm Bollore's ownership of the Marks. Bollore shall, from time to time, prosecute trademark applications as it deems necessary, the costs and expenses of which shall be borne by Bollore. If at any time the Distributor wishes to alter the Marks in any way or create new marks which are variations of the Marks or are used in conjunction with the Marks, such alterations and new marks (collectively, "New Marks") must be approved by Bollore prior to their use. Bollore may withhold its approval for any reason. The New Marks, if approved, shall be owned exclusively by Bollore and the Distributor shall assist Bollore in obtaining any necessary registrations for such New Marks. In addition, any reference in this Agreement to "Marks" shall be deemed to include any New Marks approved by Bollore in the future.

     (c) Quality Control. (i) The Distributor shall at all times maintain the quality standards set forth by Bollore for all goods and services in connection with which the Marks are used, except that if an Alternate Supplier or the Distributor is permitted to manufacture Products under this Agreement, the quality standards shall be determined in accordance with the next two sentences. In the event that an Alternate Supplier or the Distributor is permitted to manufacture under this Agreement, Bollore shall supply the Distributor with a set of specifications for the manufacture of the Products within 8 business days of Bollore's Adjustment Notice under Section 3(g) or Discontinuance Notice (as hereafter defined) under Section 10(b), or the occurrence of a Disruption Event (as hereafter defined) under Section 10(a), which specifications shall be the same as those used by Bollore for the year immediately prior to the notice or event. The Distributor shall submit to Bollore, for its written approval, samples of any Product to be manufactured by an Alternate Supplier or the Distributor and if Bollore and the Distributor are unable to agree whether such samples meet the specifications within two business days, then the parties shall submit the samples to an Independent Evaluator (selected in accordance with the procedures set forth in Section 2) who shall determine whether or not such samples meet the specifications within two business days and whose determination shall be binding on the parties. The Distributor agrees to cooperate with Bollore to ensure preservation of the goodwill associated with the Marks and to comply in all material respects with all applicable laws and regulations pertaining to the goods and services in connection with which the Marks are used. All use of the Marks shall conform to the image and reputation associated therewith.

          (ii) The design and manufacture of all goods or promotional material (an "Article") bearing the Mark shall be subject to the prior written approval of Bollore. To this end, samples of each such Article shall be submitted to Bollore, free of cost to Bollore, for written approval prior to any distribution or other use by the Distributor. After such samples have been approved by Bollore, the Distributor shall not modify or alter the Article in any respect without Bollore's prior written consent. The Distributor shall not use any other trademark or tradename (other than its corporate name or other fictitious corporate name reasonably acceptable to Bollore) in connection with the Products.

          (iii) If at any time Bollore notifies the Distributor that an Article
     (i) fails to be of substantially the same quality as that previously approved by Bollore, the Distributor shall immediately cease the production, sale, distribution and promotion of such non-conforming Article, or (ii) fails to be of at least the same quality, but with defects in quality that are not substantial, the Distributor shall cease production of such Article, but shall not be required to cease distribution of such Article for a period of 60 days, after which period no such Articles shall be manufactured or distributed unless they conform to all quality standards applicable thereto.

     (d) Notices. The Distributor will cause the trademark notice "(C)" or "(TM)", as requested by Bollore, and/or such other legend as reasonably requested by Bollore in writing from time to time or as may be required by any law or regulation in the jurisdiction in which and goods or services are offered, to appear on labels, packaging, advertising and other promotional materials, in such manner and location as requested by Bollore with respect to the Marks. The Distributor shall not affix any other trademark notice to any of the foregoing or to the Products without Bollore's prior written approval. All cigarette paper booklets shall indicate that the Distributor is the exclusive distributor of Bollore in the Territory (provided that the Distributor may use up all inventory acquired from USTC which indicates that USTC is the exclusive distributor of Bollore).

     (e) Representation and Warranty. Bollore hereby represents and warrants to the Distributor that it is the owner of the Marks for use in connection with cigarette paper in the United States and is the owner of U.S. Registration Nos. 610,530, 1,127,946 and 1,247,856 therefor. Bollore makes no express or implied representations or warranties as to ownership of the Marks for use outside of the United States or for use in connection with any goods or services other than cigarette paper and the Distributor assumes all risk with respect to any such use thereof;

     (f) Infringements. Each of Bollore and the Distributor shall promptly notify the other, in writing, of any uses of the Marks in contravention of the license under this

Agreement or which otherwise may infringe on the Marks which may come to such party's attention. Bollore shall have the option to send cease and desist letters, commence and prosecute, at its own expense, such claims or suits, and take such other action, as it in its sole discretion deems necessary and the Distributor agrees to cooperate fully with Bollore in the prosecution of any such claim. The Distributor shall have the option to commence and prosecute, at its own expense, any such claim or suit (or take other enforcement action) which Bollore determines not to commence or diligently pursue and Bollore agrees to cooperate fully with the Distributor in the prosecution of any such claim. All monetary recovery from any such claims or suits prosecuted shall be shared equally between the parties, after reimbursement of the costs of prosecution.


     10. Interruption in Supply; Permanent Discontinuance.

     (a) If Bollore is unable to furnish some or all of the Distributor's requirements for Products for any reason, other than (i) Bollore's inability to furnish Products requested by the Distributor which exceed the quarterly or monthly maximums set forth in the last sentence of Section 3(e), (ii) Bollore's failure to ship Product as permitted by Section 3(h) or (iii) the application of the second paragraph of Section 3(g) (a "Disruption Event"), then the performance of the obligations of Bollore shall be suspended during the continuance of any Disruption Event and shall be resumed promptly upon the cessation of the Disruption Event. During a Disruption Event, the Distributor shall be entitled to substitute other cigarette paper of like quality to the extent its requirements are not being filled by Bollore, subject to the provisions of Section 9(c) above, with an Alternate Supplier, and Bollore may, at its option, select the Alternate Supplier who shall be reasonably satisfactory to the Distributor. In such event, Bollore shall reimburse the Distributor for the cost of the substituted product from such alternate sources to the extent it exceeds the current purchase price of the Product (the "Price Differential Payment").

     (b) In the event that Bollore decides to discontinue its cigarette paper manufacturing operations permanently without assigning its rights to the "ZIG-ZAG" mark and this Agreement to a third party as described in the second sentence of the second paragraph of Section 14(a), it shall provide the Distributor with written notice of such decision ("Discontinuance Notice") at least 90 days prior to the effective date of such discontinuance, and the Distributor shall be permitted to manufacture or permit others to manufacture the Products for the Distributor's account pursuant to Section 9 hereof, with an Alternate Supplier. After such 90-day period, Bollore may discontinue its operations with no further liability to ship the Products to the Distributor hereunder or to pay the Price Differential Payment.

     11. Changes in Control of the Distributor.

     (a) For purposes of this Section, the following definitions shall apply:

     "Change in Control" shall mean a failure of (i) the Original Stockholders and their Permitted Transferees to own beneficially (and solely control the voting of), in the aggregate, at least 51% of the issued and outstanding voting capital stock of all classes of the Parent, and retain the ability to elect a majority of the directors of the Parent; or (ii) the Parent to own and solely control the voting of, in the aggregate, at least 51% of the issued and outstanding voting capital stock of all classes of the Distributor and retain the ability to elect a majority of the directors of the Distributor.

     "Competitor" shall mean any person, corporation, partnership or other entity that, directly or indirectly, manufactures, sells, markets, distributes or promotes cigarette paper or cigarette paper booklets in the Territory, or which owns, directly or indirectly, more than 30% of any class of voting capital stock of a Competitor.

     "Original Stockholder" shall mean each of John Drake, Chris Goodwin and Mark Graham.

     "Parent" shall mean any company which owns directly or indirectly 50% or more of the voting capital stock of any class of the Distributor or another Parent and/or has the ability to elect a majority of the directors of the Distributor or another Parent.

     "Permitted Transferee" shall mean any spouse or lineal descendent of an Original Stockholder or any trust for the benefit of any spouse or lineal descendent where the trustees consist of Original Stockholders or Permitted Transferees or a bank, trust company or attorney-at-law, which is not a Competitor.

     (b) The following shall constitute violations of this Section:

          (i) if at any time an Original Stockholder or any Permitted Transferee or a Parent (as the case may be), transfers any shares of voting capital stock of any class of the Distributor or of a Parent to a Competitor;

          (ii) if at any time a Competitor acquires a total of at least 30% of any class of voting capital stock of the Distributor or a Parent (whether or not from an Original Stockholder or Permitted Transferee);

          (iii) if at any time before the fifth anniversary of the Effective Date of this Agreement, there is a Change in Control in either the Distributor or a Parent without the consent of Bollore, which may be withheld for any reason;

          (iv) if at any time after the fifth anniversary of the Effective Date of this Agreement, there is a Change in Control in either the Distributor or a Parent without the consent of Bollore, which may not be unreasonably withheld or delayed, it being understood that Bollore's refusal to consent to a transfer to a Competitor shall not be deemed unreasonable.

     12. [Intentionally omitted]

     13. Confidentiality.


     (a) Bollore and the Distributor acknowledge that the information each party has provided or will provide in connection with the negotiation of and during the term of this Agreement, including, without limitation, this Agreement, are and shall be confidential and proprietary to the parties supplying such information (the "Confidential Information"). Each party agrees not to use or disclose to any third party the Confidential Information of the other party except as required for performance of its obligations under this Agreement. Moreover, each party hereto agrees to restrict dissemination of particular Confidential Information to only those persons in its respective organization who must have access to such Confidential Information in order to perform its obligations under this Agreement and will advise such persons of the confidentiality obligations hereunder.

     (b) The parties' obligations with regard to any Confidential Information shall not apply in respect of such information that:

          (i) was in the public domain at the time it was disclosed;

          (ii) was disclosed with the written consent of the other party;

          (iii) becomes known to the disclosing party from a third party without breach of this Agreement; or

          (iv) is required to be disclosed by any state or federal court or agency, provided that, if permitted by law, the disclosing party shall promptly inform the non-disclosing party of the request to disclose, and as the non-disclosing party may reasonably request, the disclosing party shall assist the non-disclosing party, at the expense of the non-disclosing party, in any effort by such party to obtain a protective order with respect to such Confidential Information.

     (c) In the event this Agreement is terminated, each party in possession of Confidential Information of the other party shall promptly return such Confidential Information (and any copies, extracts and summaries thereof) to the other party, or, with the other party's written consent, shall promptly destroy such Confidential Information (and any copies, extracts and summaries thereof).

     (d) The provisions of this Section 13 shall survive for a period of five years after termination of this Agreement.

     14. Additional Provisions.

     (a) Except as otherwise expressly provided in this Agreement, the Distributor may not assign, delegate or sublicense any of its rights or duties hereunder, by operation of law or otherwise, to any other person or entity without the prior written consent of Bollore before such assignment, delegation or sublicense is made; provided, however, that the Distributor may, upon prior written notice to Bollore, assign this Agreement to a wholly-owned subsidiary provided that (i) such assignee shall agree in a writing reasonably acceptable to Bollore, to be bound by the terms of this Agreement, and (ii) the Distributor shall continue to be primarily liable hereunder on its own behalf and on behalf of such assignee.

     Bollore may assign, delegate or sublicense this Agreement, or any of its rights or obligations hereunder, provided Bollore shall remain primarily liable hereunder for itself and on behalf of any party to which such assignment, delegation or sublicense is made. In addition, Bollore may assign this Agreement (with prior written notice to the Distributor, but without its consent) to an unaffiliated third party purchaser (by purchase, license or otherwise) of Bollore's rights to the "ZIG-ZAG" trademark in the Territory, in which event such purchaser shall be bound by this Agreement, and Bollore shall have no further liability hereunder, except with regard to matters arising prior to such assignment. In the event that Bollore assigns this Agreement to a third party as contemplated by the immediately preceding sentence prior to the tenth anniversary of the Effective Date of this Agreement (the "Transfer Price Protection Period"), the price provisions under Sections 3(a), (b) and (c) shall continue for the shorter of five years or the expiration of the Transfer Price Protection Period, and such assignee shall not have the right to exercise any right to renegotiate such price formula pursuant to Section 3(d) until 120 days prior to the earlier of the expiration of five years after the date such assignment becomes effective or the expiration of such Transfer Price Protection Period.

     (b) The parties hereto agree that with regard to the licenses granted to the Distributor pursuant to Section 6 hereof, no assignment or transfer of the goodwill to the Bollore Trademarks is or has been deemed to have taken effect, and the Distributor and Bollore acknowledge and agree that all proprietary interest in and to the Bollore Trademarks shall remain with Bollore.

     (c) Any notice required under this Agreement shall be deemed duly given (i) upon receipt by delivery in person or by courier or by telegram, telex, telefacsimile which is confirmed by letter mailed certified or registered mail or (ii) 5 days after being mailed by registered or certified mail, postage prepaid return receipt requested, addressed as follows:

                  If to Bollore:

                  Bollore Technologies, S.A.
                  31/32 quai de Dion Bouton
                  32811 Puteaux Cedex, France
                  Attention:  Claude Parisot, Esq.
                  Telefax:  011-331-46-96-40-15
                  and, in the case of any notice relating to a claimed breach of this Agreement, with a copy to:


                  Steven L. Kirshenbaum, Esq.
                  Proskauer Rose Goetz & Mendelsohn
                  1585 Broadway
                  New York, New York  10036
                  Telefax:  212-969-2900

                  If to the Distributor:

                  North Atlantic Trading Company, Inc.
                  c/o Drake, Goodwin & Graham
                  1301 Avenue of the Americas, 7th Floor
                  New York, New York  10019
                  Attention:  Mark Graham
                  Telefax:  212-259-5322

                  and, in the case of any notice relating to a claimed breach of this Agreement, with a copy to:

                  Steven A. Hobbs, Esq.
                  Rogers & Wells
                  200 Park Avenue
                  New York, New York  10166
                  Telefax:  212-878-8375

Any party may change its address for the giving of notice by notice given in the above manner. No other form of giving notice is precluded, but notice given by any other means shall not be duly given unless and until actually received by the addressee.

     (d) Should any dispute arise in connection with this Agreement, including, without limitation, the interpretation of this Agreement, or the performance or breach of any provision herein, or a purchase price adjustment is required under the last paragraph of Section 2 or under Section 3(d) and such dispute cannot be settled by good faith negotiation between the parties in accordance with the terms hereof, at the written request of either party, such dispute shall be finally and conclusively settled by binding arbitration held and conducted in the State of New York in accordance with the rules of the American Arbitration Association; except that any dispute regarding whether any Product meets Bollore's quality standards shall be submitted to an Independent Evaluator as contemplated by Sections 2 or 9(c). Such arbitration shall be conducted by a panel of three arbitrators who are each an industry expert. Each party shall appoint one arbitrator within 15 days who is unaffiliated with that party and the two appointed arbitrators shall agree on a third unaffiliated arbitrator within 15 days. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award or an order for enforcement, as the case may be. The foregoing, however, shall not preclude either party from bringing an action in the courts for equitable relief pursuant to Section 5(c), or terminating this Agreement pursuant to Section 6(b) or (c).


     The submission of any dispute for resolution to arbitration or to the courts, as aforesaid, shall not, in and of itself, operate to terminate this Agreement. Each party shall bear its own costs incurred during the arbitration, and shall equally share the filing or other fees required to institute the arbitration.

     (e) Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement is contingent upon (i) the Closing under the Asset Purchase Agreement and (ii) Bollore's receipt of the Closing Consent Payment as defined in the Consent Agreement. For purposes of this Agreement, the "Effective Date" of this Agreement shall be the date of such Closing. This Agreement shall terminate and shall be of no further force and effect if the Closing has not occurred on or before February 1, 1993. The Distributor shall have no liability under the Bollore Documents for matters arising prior to the Effective Date of this Agreement.

     (f) This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof, supersedes the Bollore Documents in their entirety and all prior agreements relating to the subject matter hereof, and can be amended, changed or extended only by a writing duly signed by both of the parties. No waiver of a breach hereunder shall be valid unless contained in a writing duly signed by the waiving party and a waiver given on any one occasion shall not be deemed to be a waiver of the same or any other breach on any other occasion. This Agreement shall be governed by and construed under the internal laws of the State of New York applicable to contracts made and to be performed within the State of New York.

     (g) This Agreement may be signed in counterparts, each of which shall be an original and both of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have hereunto duly executed this Agreement as of November 30, 1992.


                                            BOLLORE TECHNOLOGIES, S.A.


                                            By:
                                               -----------------------------
                                               Name:
                                               Title:


                                            NORTH ATLANTIC TRADING COMPANY, INC.


                                            By:
                                               -----------------------------
                                               Name:
                                               Title: